Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2016 with respect to the consolidated financial statements of Woodbridge Holdings, LLC as of and for the year ended December 31, 2015, included as Exhibit 99.1 in the Annual Report of BBX Capital Corporation on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this Registration Statement of BFC Financial Corporation. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

August 24, 2016